Exhibit 19.1

TIVIC HEALTH SYSTEMS, INC.

INSIDER TRADING POLICY

Effective as of November 15, 2021

Last Updated: November 6, 2023

This Insider Trading Policy (this “Policy”) provides the standards of Tivic Health Systems, Inc. (the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company, as well as independent contractors or consultants who have access to material non-public information of the Company, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company, and (iii) the employees listed on Appendix A (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3, below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.
Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company and its subsidiaries (if applicable), all officers of the Company and its subsidiaries (if applicable) and all members of the Company’s Board of Directors. This Policy also applies to all independent contractors or consultants who have access to material non-public information of the Company (each, a “Material IC”).

2.
General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a)
No director, officer, employee or Material IC may purchase, sell, transfer or otherwise trade any Company security, whether or not issued to such person by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b), below.)
(b)
No director, officer, employee or Material IC who knows of any material non-public

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information about the Company may communicate that information to any other person, including family and friends.
(c)
In addition, no director, officer, employee or Material IC may purchase, sell, transfer or otherwise trade any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, employee or Material IC who knows of any such material non-public information may communicate that information to any other person, including family and friends.
(d)
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(e)
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3, below.

3.
Definitions

(a)
Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s business, prospects or business strategy;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v)
changes in earnings estimates or unusual gains or losses in major operations;
(vi)
major changes in management, the Company’s board of directors or changes in control;
(vii)
changes in auditors or auditor notification that the Company may no longer rely on the auditor’s audit reports;
(viii)
changes in dividends;
(ix)
extraordinary borrowings;
(ix)
award or loss of a significant contract;
(x)
changes in debt ratings;
(xi)
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, joint ventures, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
(xii)
public and/or private securities offerings; and
(xiii)
pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

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Material information is not limited to historical facts, but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger or acquisition, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it for lawful purposes) or to trade in or recommend securities to which that information relates.

(b)
Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:

(i)
information available to certain employees, officers, directors, advisors or agents of the Company, but that is not otherwise available outside of the Company;

(ii)
information available to a select group of analysts or brokers or institutional investors;
(iii)
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iv)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

(c)
Compliance Officer. The Company has appointed the Company’s Chief Financial Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i)
assisting with implementation of this Policy;
(ii)
circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iv) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3, below; and

(iv) providing approval of any transactions under Part II, Section 4, below.

4.
Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail

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terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

(b)
Company-Imposed Penalties. Directors, officers, employees and Material ICs who violate this Policy may be subject to disciplinary action by the Company, including without limitation dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

1.
Blackout Period

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All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

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(a)
Quarterly Blackout Periods. Trading in the Company’s securities is prohibited once the financials have been closed for the quarter, which the Compliance Officer will announce via email, and ending at the close of business on the day following the date the Company’s financial results are publicly disclosed and its Quarterly Report on Form 10-Q or Annual Report Form 10-K, as applicable, is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)
Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

2.
Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the day that the blackout period under Part II, Section 1(a) ends and ending on the day that the next blackout period under Part II, Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material non-public information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.
Pre-clearance of Securities Transactions

(a)
Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b)
Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase, sell, transfer or otherwise trade any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children or step-children and to transactions by entities over which such person exercises control.

(c)
The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the three business-day period, pre-clearance of the transaction must be re-requested.

(d)
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.
Prohibited Transactions

(a)
Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary

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suspension of trading by the Company or the plan fiduciary.

(b)
A Covered Person, including such person’s spouse, other persons living in such person’s household and minor children and step-children and entities over which such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
(i)
Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase, and Covered Persons who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale;
(ii)
Short sales. Covered Persons may not sell the Company’s securities short;
(iii)
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)
Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)
Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

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5.
Limited Exceptions.

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended, to the extent applicable. You are responsible for complying with applicable law at all times.

(i)
Qualified 10b5-1 Plans. The trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”), but only under the conditions described in Appendix B.

(b)
Receipt and vesting of stock options, restricted stock, restricted stock units and stock appreciation rights. The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock, restricted stock units or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights in accordance with applicable plans and agreements.

(c)
Exercise of stock options; settlement of restricted stock units. The trading restrictions under this Policy do not apply to the exercise of stock options for cash or the settlement of restricted stock units under the Company’s equity incentive plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise or settlement of restricted stock units. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option or settlement of a restricted stock unit, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(d)
Certain 401(k) plan transactions. The trading restrictions in this Policy do not apply to purchases of Company stock in any Company 401(k) plan, as applicable, resulting from periodic contributions to such plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under any Company 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against any 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.

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(e)
Stock splits, stock dividends and similar transactions. The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

(f)
Inheritance. The trading restrictions under this Policy do not apply to transfers of Company securities by will or the laws of descent and distribution.

(g)
Change in form of ownership. Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

(h)
Other exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Company’s Board of Directors or an independent committee of the Board of Directors, and legal counsel.

6.
Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

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Date:

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(Please print name)

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APPENDIX A

All Directors and Officers

All Employees

Material Independent Contractors or Consultants

Insiders List on File

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APPENDIX B

RULE 10B5-1 TRADING PLANS

General

Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), can protect directors and officers of Tivic Health Systems, Inc. and its subsidiaries and affiliates (collectively, the “Company,” “we” or “us”) and other individuals from insider trading liability for transactions under a previously established contract, plan or instruction. This rule presents an opportunity for insiders to establish arrangements to sell, gift or purchase our securities without the sometimes arbitrary restrictions imposed by closed trading periods – even when material nonpublic information exists. The arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements.

The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from writing about the sales. The plan must be documented, bona fide, and previously established (at a time when the insider did not possess any material nonpublic information); must include certain representations, as required by Rule 10b5-1; must specify the price, amount, and date of trades or provide a formula or mechanism to be followed related thereto; and the applicable Cooling-off Period (as defined below) must be satisfied before any transactions may be entered into pursuant to such plan.

Establishment of a 10b5-1 Plan

In order to ensure compliance with the Company’s policies, reduce the risk of litigation or adverse press, ensure that the Company has access to relevant information that it needs in order to satisfy its disclosure obligations under the Exchange Act and/or the Securities Act of 1933, as amended (the “Securities Act”), as applicable, and to confirm all tax reporting information is captured correctly and timely, if you would like to establish and use such a trading plan:

•
you must establish your plan with a reputable broker that is acceptable to the Company;

•
you must confirm that you are not in possession of material nonpublic information when adopting a 10b5-1 trading plan;

•
you must provide the Compliance Officer with prior notice of your intent to adopt a 10b5-1 trading plan, as well a as a copy of the plan you intend to adopt;

•
you must obtain the Compliance Officer’s pre-approval of such plan prior to adopting it; and

•
you must wait for the applicable Cooling-off Period to lapse (see the section entitled “Cooling-off Period,” below) before you may enter into any transactions under your plan.

Amending a 10b5-1 Plan

Under Rule 10b5-1, adoption of certain material amendments to a 10b5-1 plan will be treated by the SEC as though you have adopted a new plan. If you have already adopted a 10b5-1 plan, and such plan is in effect, a material amendment to such plan may trigger certain additional obligations, including inclusion of certain additional provisions in your amended plan and waiting a period of time before you may enter into any transactions thereunder (see the section entitled “Cooling off-Period,” below). Additionally, you may not materially amend your plan while in possession of material

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non-public information.

Amendments that will trigger a new cooling off period and that will be treated as adoption of a new plan include, without limitation, changes to:

1.
the sales or purchase price ranges permitted by the plan;

2.
the number of securities permitted to the sold or purchased under the plan; and

3.
the timing of sales or purchases under the plan.

You must provide the Compliance Officer with prior notice of your intent to amend an effective 10b5-1 trading plan, as well a as a copy of any such amendment, prior to amending your plan. You should consult the Compliance Officer as well as your own tax and legal advisers before amending an effective 10b5-1 plan to determine whether such amendment(s) will trigger a new cooling off period and/or subject you to any other obligations.

Cooling-off Period

Once you have adopted a new 10b5-1 trading plan, including adopting certain material amendments to an effective 10b5-1 trading plan, Rule 10b5-1 requires that you wait a requisite period of time, commencing on the date that the plan (or material amendment thereto) was adopted, to begin trading under the plan (such waiting period, the “Cooling-off Period”). The applicable Cooling-off Period is as follows:

•
directors and officers are not permitted to begin trading under the plan until the later of (i) 90 days after adoption of the plan (or material amendment thereto) and (ii) two business days following the disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the fiscal quarter in which the plan was adopted; and

•
other persons must wait 30 days from adoption of the plan (or material amendment thereto) to trade under the plan.

Notwithstanding the foregoing, in no event will the applicable Cooling-off Period exceed 120 days following adoption of the plan (or a material amendment thereto).

Mandatory 10b5-1 Plan Provisions

Pursuant to Rule 10b5-1, directors and officers of the Company that adopt a Rule 10b5-1 trading plan will be required to include the following provisions in a 10b5-1 plan adopted by such individuals:

•
the price at which securities may be sold or purchased under the plan;

•
the number of securities which may be sold or purchased under the plan;

•
the date(s) on which securities may be sold or purchased under the plan;

•
if the price, number of securities and date(s) are not specified in the plan, then the formula for which such items will be determined must be included in the plan; and

•
representations certifying that at the time of adoption:

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o
the adopting party is not aware of material nonpublic information about the Company or the Company’s securities; and

o
the adopting party is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

Certain Limitations

Subject to limited exceptions, an individual may only have one 10b5-1 trading plan in effect at any given time. If you have already adopted a 10b5-1 plan that is in effect, you may not qualify for the affirmative defenses under Rule 10b5-1 if you establish a subsequent plan for the purchase or sale of any class of securities of the Company on the open market during the same period.

Additionally, the affirmative defense available under Rule 10b5-1 will only be available for one single-trade plan during any consecutive 12-month period. For this purpose, a “single-trade plan” includes any plan adopted under rule 10b5-1 that is designed to effect the purchase or sale of Company securities as a single transaction and which has the practical effect of requiring such a result. Plans that may result in multiple transactions, or which allow for the agent’s future acts to depend on events or data not known at the time the plan is entered into, generally will not be deemed single-trade plans.

The foregoing limitations are subject to certain exceptions. You should consult the Compliance Officer, including in order to obtain pre-approval of any 10b5-1 plan you intend to adopt, as well as your own tax and legal advisers before establishing more than one trading plan under Rule 10b5-1.

Termination of 10b5-1 Plans

In order to ensure that the Company has access to relevant information that it needs in order to satisfy its disclosure obligations under the Exchange Act and/or Securities Act, as applicable, you must notify the Compliance Officer promptly if you have terminated an effective 10b5-1 plan.

SEC Filings

Establishing a trading plan under Rule 10b5-1 is likely to implicate other laws, rules and/or regulations, such as Section 16 of the Exchange Act and Rule 144 under the Securities Act. The Company is also required to include certain disclosures regarding 10b5-1 trading plans adopted by its officers and directors in its periodic reports filed with the SEC pursuant to the Exchange Act, as discussed in further detail below.

Under Section 16 of the Exchange Act, generally a report on Form 4 must be filed with the SEC by the second business day following the execution date of a transaction under a Rule 10b5-1 trading plan and the applicable box must be checked to disclose to the public that the transaction reported in the Form 4 was completed pursuant to a 10b5-1 trading plan adopted by the reporting person. A transaction under a Rule 10b5-1 trading plan could also be subject to short-swing profit recovery.

Additionally, sales of our securities under Rule 144 may require the filing of a Form 144 with the SEC, which must be properly tailored to address sales under such a plan. Therefore, if you establish such a plan, we will need to establish a procedure with whomever is handling your transactions to ensure:

•
timely filings of a Form 4 after a transaction has taken place (failure to file on time results in unwanted proxy statement disclosure of your filing violations); and

•
compliance with Rule 144 (if applicable) at the time of any sale.

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Additionally, Forms 4 and 5 require disclosure of whether a reported transaction was made pursuant to a plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

* * *

As mentioned above, Rule 10b5-1 is an SEC rule. There will be ongoing interpretations of what can and cannot be done under this rule. Needless to say, some brokers, investment bankers and advisers may approach you suggesting a variety of arrangements. You must consult the Compliance Officer, and should consult with your own tax and legal advisers, before establishing a trading plan under Rule 10b5-1.

Your notice to us, and pre-approval by the Compliance Officer, are essential before establishing a Rule 10b5-1 trading plan. If you have any questions, please contact the Compliance Officer.

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